Exhibit 99.1

SYNTHETECH ANNOUNCES FISCAL 2005 RESULTS

Albany, Oregon, June 28, 2005 – Synthetech, Inc. (Nasdaq:NZYM) today announced financial results for its fiscal year and fourth quarter, which ended March 31, 2005.

For the fourth quarter ended March 31, 2005, revenue was $3.3 million, an 18% decrease from revenue of $4.0 million for the same period last year. Gross income for the current quarter was $510,000, compared to gross income of $1.5 million for the same period last year. Operating loss for the current quarter was $6.6 million, compared to operating income of $809,000 for the same period last year. The fiscal 2005 fourth quarter results include a $6.3 million non-cash impairment charge, as discussed below. Net loss for the quarter was $6.6 million, or $0.46 per share, compared to net income of $883,000, or $0.06 per share, in last year’s corresponding period.

The Company reported revenue of $9.8 million for fiscal 2005, compared to $10.5 million in fiscal 2004. Gross income in fiscal 2005 was $861,000, compared to gross income in fiscal 2004 of $709,000. Operating loss in fiscal 2005, including the $6.3 million impairment charge, was $8.4 million, compared to an operating loss of $1.9 million for fiscal 2004. Net loss for the current fiscal year was $8.4 million, or $0.58 per share, compared to a net loss of $1.8 million, or $0.12 per share, in the prior fiscal year. International sales, principally to Western Europe, were $2.6 million for both fiscal 2005 and 2004.

During the fourth quarter of fiscal 2005, the Company completed an in-depth review of the carrying value of its property, plant and equipment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets”. As a result of this review, the Company determined that a significant non-cash write-down in carrying value was required and recorded a charge for the impairment of property, plant and equipment of $6.3 million, or $0.44 per basic and diluted share.

Selling, general and administrative expenses for the fourth quarter and full-year of fiscal 2005 have increased over last year’s corresponding periods primarily as a result of an increased emphasis on sales and marketing, increased costs related to corporate governance and consulting fees incurred for strategic development services.

The Company’s cash and cash equivalents and marketable securities were $3.1 million at March 31, 2005, compared to $4.3 million at March 31, 2004. Our cash position decreased in fiscal 2005 primarily as a result of $1.1 million of cash used in our operating activities and $87,000 of capital expenditures. As of March 31, 2005, Synthetech’s working capital was $8.2 million.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended March 31,		Year Ended March 31,
(in thousands, except per share data)	2005	2004	2005	2004

Revenue	$3,298	$4,010	$9,751	$10,540
Cost of revenue	2,788	2,522	8,890	9,831

Gross income	510	1,488	861	709
Research and development	185	180	659	719
Selling, general and administrative	619	499	2,309	1,872
Impairment charge, property, plant and equipment	6,305	-	6,305	-

Operating income (loss)	(6,599)	809	(8,412)	(1,882)
Interest income	13	6	49	32
Interest expense	(1)	(2)	(6)	(8)

Income (loss) before income taxes	(6,587)	813	(8,369)	(1,858)
Benefit for income taxes	-	(70)	-	(70)

Net income (loss)	$(6,587)	$883	$(8,369)	$(1,788)

Basic and diluted income (loss) per share	$(0.46)	$0.06	$(0.58)	(0.12)

Commenting on the Company’s results, M. ‘Sreeni’ Sreenivasan, President & CEO, said, “Although we believe there has been some improvement in the market, fiscal 2005 proved to be another challenging year for Synthetech, and we expect this to continue at least for the next couple of quarters. Fiscal 2005 revenue was adversely affected primarily by lower revenues from certain large-scale projects for customers whose products failed to reach their anticipated market potential. Although the impairment and write-down of our property, plant and equipment is a significant non-cash accounting item, it does not affect the operability of our facilities or our staffing to fulfill current and anticipated customer orders. The pipeline of clinical projects remains robust, with about a dozen active projects in mid- to late-stage clinicals for which we are supplying key intermediates. We expect to be named as an approved supplier of intermediates in three New Drug Applications (NDA) to be filed by our customers within the next year, following completion of Phase 3 clinicals currently in progress.”

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period. Variability in Synthetech’s level of revenue is primarily based on our participation in large-scale customer projects and the timing of shipments arising from these projects. Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues. As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech

Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, and proprietary custom chiral intermediates primarily for the pharmaceutical and cosmeceutical industries. Synthetech’s products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer’s clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases, and in cosmeceuticals.

Forward-Looking Statements

This press release includes “forward looking” information (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including, without limitation, statements regarding: future performance, growth and operating results of Synthetech; the expected timing of filings by our customers for regulatory approval of drugs under development and other matters relating to drug development progress and amount of improvement in the market. Forward looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings. Investors are cautioned that forward-looking statements involve risks and uncertainties, and various factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties include, but are not limited to, the following: the uncertain market for products, the unpredictability of drug development progress, potential loss of a significant customer, customer concentration, potential termination or suspension by customer of significant projects or cancellation of orders prior to shipment, production factors, industry price pressures and cost factors, competition, government regulation, labor disputes, technological change, and international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2004, as amended, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of our business. Synthetech does not intend to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with respect to them or any change in events, conditions or circumstances on which any such statement is based.

MORE INFORMATION:	Web site: www.synthetech.com E-mail: investor@synthetech.com

CONTACT:	M. “Sreeni” Sreenivasan, President & CEO Gary Weber, CFO PO Box 646 Albany, Oregon 97321 541 967-6575